Exhibit 99.1

     For more information contact:
Kevin Eichner or Peter Benoist (314) 725-5500
Melissa Sturges (816) 221-7500 or Ann Marie Mayuga (314) 469-4798

EICHNER RESIGNING AS CEO TO BECOME UNIVERSITY PRESIDENT BENOIST NAMED AS SUCCESSOR EFFECTIVE MAY 1, 2008

St. Louis, March 3, 2008. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that Kevin C. Eichner is resigning his position as President and CEO of EFSC effective May 1, 2008 in order to accept a position as the twenty-first president of Ottawa University, headquartered in Ottawa, Kansas. Simultaneously, Enterprise announced that Peter F. Benoist, currently Chairman of the Board, Executive Vice President of the holding company and Chairman and CEO of Enterprise Bank & Trust, has been named to succeed Eichner as EFSC’s President and CEO effective May 1, 2008. Also on that date, James J. Murphy, Jr., currently the lead director for EFSC, will assume the role of non-executive Chairman of the Board of EFSC. Murphy is Chairman and CEO of Murphy Companies, one of the largest mechanical contracting firms in the United States.

Benoist joined Enterprise in October of 2002 in his current capacity. Formerly, he had been a Director and Executive Vice President of Mark Twain Bancshares and Chairman and CEO of Mark Twain’s $3 billion banking operations in Missouri, Illinois and Kansas, where his responsibilities included all commercial and retail banking activities, as well as Mark Twain’s $1 billion Trust Division. Following Mark Twain’s acquisition by Mercantile Bancorp., Benoist served as Senior Executive Vice President and Chief Operating Officer of Mercantile’s St. Louis Bank, a $12 billion banking operation and the largest banking subsidiary in the Mercantile bank system. Following the acquisition of Mercantile by Firstar Bank, now US Bancorp, Benoist served as Regional Chairman and Market President for the St. Louis market. Benoist holds a BA degree and a MBA in finance from St. Louis University. He currently serves on several Boards, including Maryville University and Cardinal Glennon Hospital Foundation.

Eichner will continue to serve Enterprise as Vice Chairman of the Board of Directors of EFSC, Chairman of the Board of Enterprise Trust, and as a member of the Board of Enterprise Bank & Trust of Arizona (in formation). He will also continue to provide consulting services to EFSC and its subsidiaries after his tenure as President and CEO of EFSC in an arrangement permitted under the terms of his agreement with Ottawa University.

“As a co-founder of Enterprise in 1988, it has been a tremendous privilege to have served EFSC as its CEO these past six years. Our people have delivered outstanding results and have succeeded in establishing Enterprise as a high growth, high performing winner in the marketplace and as a NASDAQ stock. My decision to shift careers is purely personal and is related to a long-held, faith-based belief that if one is called to dedicate himself ultimately to a life of service, he should heed that call.”

Benoist commented, “I look forward to continuing to position Enterprise as the premier provider of financial services to privately held businesses in our markets. We are fortunate to have had the benefit of Kevin’s leadership over the past six years and we wish him all the best in his role as President of Ottawa University.”

Mr. Murphy, Chairman-elect of the EFSC Board, added, “Kevin has served the Company very well as CEO, leading it through a period of record growth and success. At the same time we are thrilled to have a ready and able successor in Peter Benoist. I’ve known Peter for over 30 years, and they just don’t come any better. We expect a very smooth management transition given Peter’s close working relationship with both Kevin and the board.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix, Arizona with the intent to establish a de novo Arizona state bank charter in 2008. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2006 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.